CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of First Investors Life Series Funds (File Nos. 002-98409 and 811-04325) and to the use of our reports dated February 25, 2011 and August 26, 2011 on the financial statements and financial highlights of First Investors Life Series Growth & Income Fund and First Investors Life Series Blue Chip Fund, each a series of First Investors Life Series Funds. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders and 2011 Semi-Annual Report to Shareholders which are incorporated by reference into the Proxy Statement and Prospectus on Form N-14.

/s/ Tait, Weller & Baker LLP TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 26, 2011